Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Announces Completion of Partial Tender Offer for its 6.00%

Convertible Senior Notes due 2015

SUNNYVALE, Calif. – March 20, 2014 – Advanced Micro Devices, Inc. (NYSE: AMD) announced today that it has completed its offer to purchase for cash, on a pro rata basis, up to $425,000,000 aggregate principal amount of its 6.00% Convertible Senior Notes due 2015 (the “Notes”), at a purchase price equal to $1,065 per $1,000 of the principal amount of such Notes, plus accrued and unpaid interest thereon.

Pursuant to the offer, $423,282,000 aggregate principal amount of the Notes were validly tendered and not withdrawn and AMD accepted for payment $423,282,000 aggregate principal amount of such Notes. Payment of the aggregate consideration of approximately $460,601,000 (including accrued and unpaid interest) will be made on the validly tendered Notes in accordance with the terms of the tender offer. After giving effect to the purchase of the tendered Notes, $42,310,000 aggregate principal amount of the Notes remains outstanding.

AMD retained BofA Merrill Lynch to act as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.